Exhibit 3.1

AMENDMENT TO

FIRST AMENDED AND RESTATED BYLAWS

OF

AIR METHODS CORPORATION

Pursuant to the approval granted by the Board of Directors of Air Methods Corporation, a Delaware corporation (the “Corporation”), in a meeting held on March 13th, 2017, and the subsequent resolution contained in the minutes of the meeting of the same date, the First Amended and Restated Bylaws (“Bylaws”) of the Corporation were amended as follows, effective as of the date set forth below:

RESOLVED, that the Bylaws are hereby amended to add a new Article XI, as set forth below:

“Article XI
Forum for Adjudication of Disputes

Unless the Corporation consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.”

Except as specifically amended herein, all other terms and conditions of the Bylaws shall remain the same and in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the First Amended and Restated Bylaws to be duly executed this 13th day of March, 2017.

By:	/s/ Crystal Gordon
Name:	Crystal Gordon
Title:	Executive Vice President, General Counsel and Corporate Secretary